Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Diageo plc:

We consent to the use of our reports dated 27 August 2008 with respect to the consolidated balance sheets of Diageo plc as of 30 June 2008 and 2007, and the related consolidated income statements, consolidated statements of recognised income and expense and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2008, and the effectiveness of internal control over financial reporting as of 30 June 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Audit Plc

London, England

15 September 2008